FOR IMMEDIATE RELEASE	Exhibit 99.1
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
THIRD QUARTER 2025 RESULTS

COLUMBUS, Ohio, USA – November 6, 2025 – Mettler-Toledo International Inc. (NYSE: MTD) today announced third quarter results for 2025. Provided below are the highlights:

•Reported sales increased 8% compared with the prior year. In local currency, sales increased 6% compared with the prior year.

•Net earnings per diluted share as reported (EPS) were $10.57, compared with $9.96 in the prior-year period. Adjusted EPS was $11.15, an increase of 9% over the prior-year amount of $10.21. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is included on the last page of the attached schedules.

Third Quarter Results

Patrick Kaltenbach, President and Chief Executive Officer, stated, “Our third quarter results were strong and reflected very good growth, especially in Industrial. I am very pleased with our team’s strong execution as we leverage our Spinnaker sales and marketing program and innovative product portfolio to drive growth while delivering solid EPS.”

GAAP Results
EPS in the quarter was $10.57, compared with the prior-year amount of $9.96.

Compared with the prior year, total reported sales increased 8% to $1,029.7 million. By region, reported sales increased 10% in the Americas, 13% in Europe, and 1% in Asia/Rest of World. Earnings before taxes amounted to $269.2 million, compared with $259.0 million in the prior year.

Non-GAAP Results
Adjusted EPS was $11.15, an increase of 9% over the prior-year amount of $10.21.

Compared with the prior year, total sales in local currency increased 6%. By region, local currency sales increased 10% in the Americas, 6% in Europe, and 1% in Asia/Rest of World. Adjusted Operating Profit amounted to $309.9 million, compared with the prior-year amount of $296.6 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Nine Month Results

GAAP Results
EPS was $28.12, compared with the prior-year amount of $28.55 which included a one-time non-cash tax benefit of $1.07 per share.

Compared with the prior year, total reported sales increased 2% to $2.897 billion. By region, reported sales increased 4% in the Americas, 3% in Europe, and 1% in Asia/Rest of World. Earnings before taxes amounted to $719.8 million, compared with $722.7 million in the prior year.

Non-GAAP Results
Adjusted EPS was $29.41, an increase of 2% over the prior-year amount of $28.74.

Total sales in local currency increased 2% compared with the prior year. By region, local currency sales as compared to prior year increased 4% in the Americas, were flat in Europe, and increased 1% in Asia/Rest of World. Excluding the impact from delayed fourth quarter 2023 shipments that benefited first quarter 2024 sales, year-to-date 2025 local currency sales increased 4%, including 5% growth in the Americas, 3% growth in Europe, and 2% growth in Asia/Rest of World. Adjusted Operating Profit amounted to $829.9 million, compared with the prior-year amount of $848.0 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Share Repurchase Authorization

The Company noted its Board of Directors authorized an additional $2.75 billion to be added to the share repurchase program, which had $1.1 billion remaining as of September 30, 2025. The Company expects the additional authorization will be utilized over the next few years, and that the repurchases will be made through open-market transactions, and the amount and timing will depend on business and market conditions, stock price, trading restrictions, the level of acquisition activity, and other factors.

Outlook
Management cautions that market conditions are uncertain and could change quickly. Based on today's assessment, management anticipates local currency sales for the fourth quarter of 2025 will increase approximately 3%. Adjusted EPS is forecast to be $12.68 to $12.88, a growth rate of 2% to 4%. Included in the fourth quarter guidance is an estimated 7% gross headwind to Adjusted EPS growth due to higher tariff costs.

For the full year 2025, management anticipates local currency sales will increase approximately 2%, which includes a headwind of approximately 1.5% from the previously disclosed shipping delays in the fourth quarter of 2023 that benefited the first quarter of 2024. Adjusted EPS is forecast to be in the range of $42.05 to $42.25, representing growth of approximately 2% to 3%. This forecast includes headwinds of approximately 4% from the previously mentioned shipping delays, and an additional 5% gross headwind from higher tariff costs. This compares with previous local currency sales growth guidance of approximately 1% to 2% and Adjusted EPS guidance of $41.70 to $42.20.

The Company stated that based on its assessment of market conditions today, management anticipates local currency sales growth of approximately 4% in 2026. This is expected to result in Adjusted EPS in the range of $45.35 to $46.00, representing growth of approximately 8% to 9%.

The Company does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort the timing and amount of future restructuring and other non-recurring items.

Conclusion

Kaltenbach concluded, “Looking ahead, we are well positioned to capture growth opportunities while benefiting from trends like automation, digitalization, and onshoring. We continue to remain very agile as we face several uncertainties in global trade disputes and governmental policies. We are confident that our strategic initiatives and strong culture of innovation and operational excellence will enable us to continue delivering strong performance in this dynamic environment. The additional share repurchase authorization also allows us to continue the share repurchase program that has provided strong returns for our shareholders over many years. We are confident in our future growth prospects, and our balance sheet and cash flow generation remain strong.”

Other Matters

The Company will host a conference call to discuss its quarterly results tomorrow morning (Friday, November 7) at 8:30 a.m. Eastern Time. To listen to a live webcast or replay of the call, visit the investor relations page on the Company’s website at investor.mt.com. The presentation referenced on the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control, and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Forward-Looking Statements Disclaimer
You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties. You can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue.”

We make forward-looking statements in this Quarterly Report about future events or our future financial performance, including sales and earnings growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, planned research and development efforts and product introductions, adequacy of facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, customer demand, our competitive position, pricing, capital expenditures, cash flow, share repurchases, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions, the impact of inflation, ongoing developments related to global trade disputes/tariffs, governmental policies, the geopolitical environment, the conflict in Ukraine and continuing instability in the Middle East on our business.

Our forward-looking statements may not be accurate or complete, speak only as of the date of this Quarterly Report, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including ongoing developments related to global trade disputes/tariffs, governmental policies, the geopolitical environment, inflation, the conflict in Ukraine and continuing instability in the Middle East. See in particular “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the SEC from time to time.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	September 30, 2025		% of sales	September 30, 2024	% of sales

Net sales	$1,029,699	(a)	100.0	$954,535	100.0
Cost of sales	420,243		40.8	382,068	40.0
Gross profit	609,456		59.2	572,467	60.0

Research and development	51,143		5.0	47,117	4.9
Selling, general and administrative	248,391		24.1	228,777	24.0
Amortization	20,022		1.9	18,243	1.9
Interest expense	17,695		1.7	18,599	1.9
Restructuring charges	5,972		0.6	2,631	0.3
Other charges (income), net	(3,003)		(0.2)	(1,852)	(0.2)
Earnings before taxes	269,236		26.1	258,952	27.2

Provision for taxes	51,743		5.0	47,436	5.0
Net earnings	$217,493		21.1	$211,516	22.2

Basic earnings per common share:
Net earnings	$10.60			$10.01
Weighted average number of common shares	20,510,579			21,139,674

Diluted earnings per common share:
Net earnings	$10.57			$9.96
Weighted average number of common and common equivalent shares	20,571,000			21,242,343

Note:
(a)	Local currency sales increased 6% (5% excluding acquisitions) as compared to the same period in 2024.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	September 30, 2025		% of sales	September 30, 2024	% of sales

Earnings before taxes	$269,236			$258,952
Amortization	20,022			18,243
Interest expense	17,695			18,599
Restructuring charges	5,972			2,631
Other charges (income), net	(3,003)			(1,852)
Adjusted operating profit	$309,922	(b)	30.1	$296,573	31.1

Note:
(b)	Adjusted operating profit increased 5% as compared to the same period in 2024.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Nine months ended			Nine months ended
	September 30, 2025		% of sales	September 30, 2024	% of sales

Net sales	$2,896,664	(a)	100.0	$2,827,234	100.0
Cost of sales	1,181,453		40.8	1,140,966	40.4
Gross profit	1,715,211		59.2	1,686,268	59.6

Research and development	146,774		5.1	139,303	4.9
Selling, general and administrative	738,488		25.5	698,963	24.7
Amortization	54,796		1.9	54,649	1.9
Interest expense	51,127		1.7	56,781	2.0
Restructuring charges	13,296		0.5	17,624	0.6
Other charges (income), net	(9,105)		(0.4)	(3,728)	(0.1)
Earnings before taxes	719,835		24.9	722,676	25.6

Provision for taxes	136,407		4.8	111,837	4.0
Net earnings	$583,428		20.1	$610,839	21.6

Basic earnings per common share:
Net earnings	$28.20			$28.69
Weighted average number of common shares	20,687,609			21,288,202

Diluted earnings per common share:
Net earnings	$28.12			$28.55
Weighted average number of common and common equivalent shares	20,746,950			21,396,456

Note:
(a)	Local currency sales increased 2% as compared to the same period in 2024.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Nine months ended			Nine months ended
	September 30, 2025		% of sales	September 30, 2024	% of sales

Earnings before taxes	$719,835			$722,676
Amortization	54,796			54,649
Interest expense	51,127			56,781
Restructuring charges	13,296			17,624
Other charges (income), net	(9,105)			(3,728)
Adjusted operating profit	$829,949	(b)	28.7	$848,002	30.0

Note:
(b)	Adjusted operating profit decreased 2% as compared to the same period in 2024.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	September 30, 2025	December 31, 2024

Cash and cash equivalents	$69,065	$59,362
Accounts receivable, net	687,264	687,112
Inventories	401,808	342,274
Other current assets and prepaid expenses	123,065	105,158
Total current assets	1,281,202	1,193,906

Property, plant and equipment, net	817,738	770,280
Goodwill and other intangible assets, net	1,009,560	926,057
Other non-current assets	412,966	349,756
Total assets	$3,521,466	$3,239,999

Short-term borrowings and maturities of long-term debt	$63,609	$182,623
Trade accounts payable	247,404	215,843
Accrued and other current liabilities	881,115	769,727
Total current liabilities	1,192,128	1,168,193

Long-term debt	2,146,249	1,831,265
Other non-current liabilities	432,287	367,431
Total liabilities	3,770,664	3,366,889

Shareholders’ equity	(249,198)	(126,890)
Total liabilities and shareholders’ equity	$3,521,466	$3,239,999

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Cash flow from operating activities:
Net earnings	$217,493	$211,516	$583,428	$610,839
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	12,715	12,836	38,049	37,709
Amortization	20,022	18,243	54,796	54,649
Deferred tax benefit	(2,287)	(1,224)	(5,127)	(5,061)
One-time non-cash discrete tax benefit	—	—	—	(22,982)
Share-based compensation	5,506	4,359	16,027	13,622
Increase (decrease) in cash resulting from changes in
operating assets and liabilities	45,923	8,936	43,014	13,383
Net cash provided by operating activities	299,372	254,666	730,187	702,159
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	—	65	—	733
Purchase of property, plant and equipment	(24,488)	(21,421)	(65,620)	(62,622)
Acquisitions	(72,513)	—	(75,428)	(2,473)
Other investing activities	(1,911)	(16,287)	(12,421)	(4,048)
Net cash used in investing activities	(98,912)	(37,643)	(153,469)	(68,410)
Cash flows from financing activities:
Proceeds from borrowings	435,629	539,071	1,558,207	1,561,649
Repayments of borrowings	(411,565)	(559,670)	(1,474,937)	(1,576,862)
Proceeds from exercise of stock options	1,797	14,203	10,859	22,339
Repurchases of common stock	(218,749)	(212,499)	(656,246)	(637,497)
Other financing activities	—	(3)	(920)	(1,913)
Net cash used in financing activities	(192,888)	(218,898)	(563,037)	(632,284)

Effect of exchange rate changes on cash and cash equivalents	(332)	2,639	(3,978)	302

Net increase (decrease) in cash and cash equivalents	7,240	764	9,703	1,767
Cash and cash equivalents:
Beginning of period	61,825	70,810	59,362	69,807
End of period	$69,065	$71,574	$69,065	$71,574

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW
	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$299,372	$254,666	$730,187	$702,159
Payments in respect of restructuring activities	4,949	4,086	10,594	19,766
Payments for acquisition transaction costs	901	—	901	—
Transition tax payment	—	—	13,404	10,723
Proceeds from sale of property, plant and equipment	—	65	—	733
Purchase of property, plant and equipment, net	(24,488)	(21,421)	(65,620)	(62,622)
Adjusted free cash flow	$280,734	$237,396	$689,466	$670,759

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

			Americas		Europe	Asia/RoW		Total

U.S. Dollar Sales Growth
Three Months Ended September 30, 2025			10%		13%	1%		8%
Nine Months Ended September 30, 2025			4%		3%	1%		2%

Local Currency Sales Growth
Three Months Ended September 30, 2025			10%		6%	1%		6%
Nine Months Ended September 30, 2025			4%		—%	1%		2%
Note:
(a)		Total net sales growth in local currency was 5%, and 9% in the Americas, excluding acquisitions for the three months ended September 30, 2025.
(b)		The Company estimates net sales growth for the nine months ended September 30, 2025 was reduced by approximately 2% from the recovery of delayed shipments during the first quarter of 2024. Excluding this impact, local currency net sales increased by 4%, and by geographic destination increased 5% in the Americas, 3% in Europe and 2% in Asia/Rest of World for the nine months ended September 30, 2025.
RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended					Nine months ended
	September 30,					September 30,
	2025		2024		% Growth	2025		2024		% Growth

EPS as reported, diluted	$10.57		$9.96		6%	$28.12		$28.55		(2)%

Purchased intangible amortization, net of tax	0.26	(a)	0.23	(a)		0.74	(a)	0.71	(a)
Restructuring charges, net of tax	0.24	(b)	0.10	(b)		0.52	(b)	0.67	(b)
Acquisition transaction costs, net of tax	0.05	(c)	—			0.05	(c)	—
Income tax expense	0.03	(d)	(0.08)	(d)		(0.02)	(d)	(1.19)	(d)

Adjusted EPS, diluted	$11.15		$10.21		9%	$29.41		$28.74		2%

Notes:
(a)	Represents the EPS impact of purchased intangibles amortization of $7.1 million ($5.4 million net of tax) and $6.4 million ($5.0 million net of tax) for the three months ended September 30, 2025 and 2024, and $19.9 million ($15.3 million net of tax) and $19.5 million ($15.1 million net of tax) for the nine months ended September 30, 2025 and 2024, respectively.

(b)		Represents the EPS impact of restructuring charges of $6.0 million ($4.8 million after tax) and $2.6 million ($2.1 million after tax) for the three months ended September 30, 2025 and 2024, and $13.3 million ($10.8 million after tax) and $17.6 million ($14.3 million after tax) for the nine months ended September 30, 2025 and 2024, respectively, which primarily include employee related costs.
(c)		Represents the EPS impact of acquisition transaction costs of $1.3 million ($1.0 million after tax) for the three and nine months ended September 30, 2025.
(d)		Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items during the three and nine months ended September 30, 2025 and 2024 due to the timing of excess tax benefits associated with stock option exercises. It also includes a reported EPS reduction of $1.07 for the nine months ended September 30, 2024 for a one-time non-cash discrete tax benefit resulting from the reduction of uncertain tax position liabilities related to the settlement of a tax audit.